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                                                                   EXHIBIT 10.10

                                                                October 17, 1999

David Olson

Dear David:

I am pleased to offer you the position of Vice President of Operations at SkyStream Corporation. You will report to myself, Jim Olson, President and Chief Executive Officer. In this position, you will be responsible for all aspects of Information Systems, HR, Manufacturing, Customer Support, and Integration Services activities. You will receive a starting base salary of one hundred seventy five thousand dollars ($175,000) per year. Your base salary shall be paid twice per month and is subject to withholding for federal, state and other applicable taxes as is your incentive compensation.

Further, we will recommend to SkyStream's Board of Directors that you be granted incentive stock options to purchase 175,000 shares of SkyStream common stock which will vest over a four year vesting schedule from the date of your employment. Vesting will be annual vesting for the first year and monthly vesting the following three years. At your option, you may elect to exercise your stock options subject to a company Repurchase right that would lapse on the same schedule that the stock options would normally vest.

As an employee of SkyStream, you and your dependents will be entitled to SkyStream medical, dental, vision, EAP, 401k, LTD, Life/AD&D insurance, and
Section 125 benefits as made available to all SkyStream employees. Information on the details of our plans will be delivered to you separately.

When you report to work, you will be expected to execute our standard company agreement relative to patents, inventions, and confidential information.

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time. Your employment and compensation can be terminated at any time for any reason or for no reason, subject to the terms hereof and your rights to compensation hereunder. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject of employment, and supersedes any prior discussions.

This offer is effective through Wednesday, October 20, 1999. It will expire if not accepted in writing by that date. I anticipate your start date to be Friday, November 12, 1999. I look forward to your acceptance. This e-mail offer letter will be replaced by a hard copy offer letter on Friday, October 29, 1999. Please sign and return the hard copy upon acceptance.

David, we are all excited about you joining SkyStream. We believe that your background and accomplishments are ideal for what we need. I am confident that you are the right person to lead our Manufacturing, IS, Support, Integration, and HR functions and become a valuable member of my executive team. The broadcast networking market is poised to explode and we excitedly look forward to exploiting that opportunity with you at SkyStream.

Sincerely,

James Olson
President and Chief Executive Officer
SkyStream Corporation

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Accepted /s/ DAVID OLSON                      Date    10-19-99
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